    As filed with the Securities and Exchange Commission on October 11, 1996
                                 Registration No. 333-______
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
                    --------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

          Nevada                                 85-0325742
-----------------------------               ---------------------
(State or Other Jurisdiction of                (I.R.S.Employer
 Incorporation or Organization)             Identification Number)


                         2700 Sunset Road, Suite C-25
                            Las Vegas, Nevada 89120
                                (702) 798-1969
       ----------------------------------------------------------------
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)

                        Dr. Johnny R. Thomas, President
                               AgriBioTech, Inc.
                         2700 Sunset Road, Suite C-25
                            Las Vegas, Nevada 89120
                                (702) 798-1969
       ----------------------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                  Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                               605 Third Avenue
                           New York, New York 10158
                 Tel:  (212) 687-3860    Fax:  (212) 949-7052

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /___/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X /
                                             ----

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------
                                                     Proposed           Proposed
Title of Each                                         Maximum           Maximum
   Class of                                          Offering          Aggregate           Amount of
Securities to             Amount to be                 Price            Offering          Registration
be Registered              Registered              Per Share (1)        Price(1)              Fee
-------------              ----------              -------------        --------          ------------
Common Stock,              556,433 Shs.(2)            $2.75(10)        $ 1,530,191         $   463.69(3)
$.001 par value

Class B                  1,616,000 Wts.(4)            $5.00            $ 8,080,000         $ 2,448.48(3)
Warrants

Common Stock,            1,616,000 Shs.(5)            (6)                  (6)                 (6)
$.001 par value

Class C                  2,500,000 Wts.(4)            $7.50            $18,750,000         $ 5,681.82(3)
Warrants

Common Stock,            2,500,000 Shs.(5)            (6)                  (6)                 (6)
$.001 par value

Common Stock,               21,600 Shs.(7)            $2.75(10)        $    59,400         $    18.00(3)
$.001 par value

Common Stock,            1,583,501 Shs.(8)(9)         $2.75(10)        $ 4,354,628         $ 1,319.58
$.001 par value

Common Stock,            4,711,416 Shs.(9)(11)        $2.75(10)        $12,956,394         $ 3,926.18
$.001 par value

Common Stock,              185,625 Shs.(5)(12)        $3.00            $   556,875         $   168.75
$.001 par value

Common Stock,              162,343 Shs.(13)           $2.75(10)        $   446,443         $   135.29
$.001 par value

Common Stock,               15,000 Shs.(14)           $2.75(10)        $    41,250         $    12.50
$.001 par value

Common Stock,              362,500 Shs.(15)           $2.75(10)        $   996,875         $   302.08
$.001 par value

Common Stock,            1,637,500 Shs.(16)           $1.81            $ 2,963,875         $   898.14
$.001 par value

Common Stock,              750,000 Shs.(17)           $2.75(10)        $ 2,062,500         $   625.00
$.001 par value

--------------------------------------------------------------------------------------------------------
    Total Registration Fee ..............................................................  $16,000.04(18)
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) These shares were originally issued as part of Units, each consisting of one share of Common Stock and one Class A Warrant or were acquired from a former affiliate of the Company on September 30, 1993 in connection with the Registrant's acquisition of AgriBioTech, Inc.(Nevada).

(3) Paid when the securities were first registered on Registration Statement No. 33-78470 and Post Effective Amendment No. 1 to Registration Statement No. 33-97684.

(4) Each Class B Warrant entitles the holder to purchase one share of Common Stock and one Class C Warrant at $5.00 and each Class C Warrant entitles the holder to purchase one Share of Common Stock at $7.50.

(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of these securities.

(6) Pursuant to Rule 457(g), no additional registration fee is required for these securities issuable upon exercise of the Warrants.

(7)  Issued or issuable to employees as compensation.

(8) These shares are issuable upon conversion of currently outstanding Series B Convertible Preferred Stock issued in the Company's April 1996 private placement.

(9) This Registration Statement also covers such indeterminable additional shares as may become issuable pursuant to (a) Rule 416 as a result of payment-in-kind premiums and anti-dilution adjustments, and (b) Rule 457(i) as a result of the conversion features in accordance with the terms of the Series B and Series C Convertible Preferred Stock.

(10) The average of the bid and asked prices of the Common Stock of the Registrant on October 7, 1996 on the Nasdaq SmallCap Market was $2 3/4 per share.

(11) These shares are issuable upon conversion of Series C Convertible Preferred Stock issued in the Company's September 1996 private placement.

(12) Issuable upon exercise of the Placement Agent's Warrants issued in April 1996 pursuant to a Consulting Agreement dated March 8, 1996.

(13) Issued to Research Seeds, Inc. in May 1996 in exchange for the assets of Beachly-Hardy Seed.

(14) Issued to Snow Becker Krauss P.C., counsel to the Company, in payment of legal fees.

(15) These shares were acquired upon exercise of stock options.

(16) Issuable upon exercise of Stock options originally issued on January 5, 1996 to Liviakis Financial Communications, Inc. ("LFC") and Robert B. Prag, an officer of LFC.

(17) Issued to LFC (562,500 shares) and Robert B. Prag (187,500 shares) under an Exchange Agreement dated August 6, 1996.

(18) Of this amount $8,611.31 was paid when the securities were first registered on Registration Statement, File No. 33-78470 and Post Effective Amendment No. 1, File No. 33-97684 and $7,388.73 is being paid with this Registration Statement. The number of securities associated with this fee being carried forward is 4,694,033 shares of Common Stock and 4,116,000 warrants.

                         ----------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the

Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------

     Pursuant to Rule 429 under the Act, the Prospectus included as a part of this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statement (File Number 33-78470) and Post-Effective Amendment No. 1 (File Number 33-97684). This Registration Statement and the Registration Statement being amended hereby are collectively referred to herein as the "Registration Statement."

PROSPECTUS

                               AGRIBIOTECH, INC.

                           14,101,918 Common Shares
               1,616,000 Class B Common Stock Purchase Warrants
               2,500,000 Class C Common Stock Purchase Warrants

     This Prospectus pertains to 14,101,918 shares of Common Stock (the "Shares"), $.001 par value per share, of AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"), as well as 1,616,000 redeemable Class B Common Stock Purchase Warrants ("Class B Warrants") and 2,500,000 redeemable Class C Common Stock Purchase Warrants ("Class C Warrants") that may be sold by the Selling Stockholders named herein (the "Selling Stockholders"). Of the 14,101,918 Shares, an aggregate of 4,116,000 Shares are issuable upon exercise of Class B and Class C Warrants (collectively, the Warrants"). The Shares and Warrants are collectively referred to herein as the "Securities." Each Class B Warrant is exercisable until January 17, 1997 at $5.00 for one share of Common Stock and one redeemable Class C Warrant, exercisable until January 17, 1998 at $7.50 for one share of Common Stock. As of October 1, 1996, there were 1,616,000 Class B Warrants and 884,000 Class C Warrants issued and outstanding and an additional 1,616,000 Class C Warrants authorized for issuance upon exercise of the 1,616,000 outstanding Class B Warrants. The Board of Directors has the right to extend the exercise periods and/or reduce the exercise prices. The Warrants are subject to redemption on 30 days' prior written notice, for $.01 per Warrant. The Company reserves the right, however, to have standby purchasers of all unexercised Warrants on the redemption date exercise such Warrants. See "Description of Securities -Warrants" and "Selling Stockholders" for a description of the remaining Shares being offered hereby and how they were acquired.

     The Company will not directly receive any proceeds from the sale of the Shares by the Selling Stockholders, but will receive the exercise price of all options and warrants exercised. See "Use of Proceeds."

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ABTX." On October 7, 1996, the closing price of the Common Stock as reported on the Nasdaq SmallCap Market was $2.75 per share.

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                              -------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus also amends the Company's Prospectus dated October 10,
1995.

                THE DATE OF THIS PROSPECTUS IS _______ __, 1996

     The registration of the Securities offered hereby is being effected in connection with registration rights granted by the Company pursuant to the terms of various subscription agreements, warrants, options and stock purchase agreements. In accordance with the terms of such rights, the Company will bear the expenses of such registration, which are estimated to be $40,000, except that the Selling Stockholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their respective Securities and their respective legal expenses.

     Commencing on the effective date of this Prospectus, the Securities may be sold, from time to time, by the Selling Stockholders directly to purchasers, pledged or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Stockholders or purchasers of the Securities. Sales of the Shares may be made on the Nasdaq SmallCap Market ("Nasdaq"), in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the Securities (the "Offering") may be deemed to be underwriters under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them on the resale of such Securities may be deemed to be underwriting compensation under the Securities Act. The sale of the Securities by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

     No person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities in any circumstances in which such offer or solicitation is unlawful.


                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street,

Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be found on the Commission's Worldwide Web site at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to such Registration Statement and the exhibits thereto or incorporated therein by reference. The Registration Statement, including such exhibits, may be inspected without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. Copies of these documents may be obtained, at prescribed rates, by writing to the Commission's Public Reference Section at the address set forth above.


                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

          (1) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1996 ("Form 10-KSB").

          (2) The Company's Current Report on Form 8-K for September 13,1996 ("Form 8-K").

          (3) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act.

          (4)  The Company's Proxy Statement dated January 8, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company furnishes its shareholders and registered Warrantholders with annual reports which contain financial statements audited by its independent certified public accountants and such other interim reports containing unaudited financial information as it deems appropriate.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed to the following address:

                               AGRIBIOTECH, INC.
                         2700 Sunset Road, Suite C-25
                            Las Vegas, Nevada 89120
                        Attention:  Corporate Secretary
                                (702) 798-1969

                                  THE COMPANY

     AgriBioTech, Inc. (the "Company") is a full service seed company specializing in forage seed and turf grass seed. The Company is becoming the leader in the forage and turf grass seed industry through an acquisition program, initiated in January 1995. The Company is becoming vertically integrated through the acquisition of research companies, production companies (having seed cleaning, conditioning, processing and packaging facilities) and distribution companies located throughout the United States. The Company has completed ten acquisition transactions since January 1, 1995 and expects to complete the eleventh acquisition in October 1996. These eleven acquisitions will give the Company complete vertical integration throughout the alfalfa and sorghum sudangrass hybrid forage seed industry with distribution in forty-three states and six-foreign countries. Closing of the eleventh acquisition would make the Company the fourth largest company in the forage seed industry in the United States with historical annualized revenues of approximately $57 million.

     The Company was formed under the laws of the State of Colorado on December 31, 1987 under the name Sussex Ventures, Ltd. ("Sussex"). The Company was an inactive development stage company until September 30, 1993 when it acquired all of the outstanding stock of AgriBioTech, Inc., a Nevada corporation ("ABT"). ABT was treated as the acquiring corporation in the transaction, which was accounted for as a reverse purchase. In June 1994, the Company merged with and into ABT, then a wholly-owned subsidiary of the Company, and changed its name to AgriBioTech, Inc. and became a Nevada corporation. The Company had limited revenues until 1995, when it commenced its acquisition program.

CURRENT DEVELOPMENTS

     On May 28, 1996 the Company signed a letter of intent, as extended on August 30, 1996, to acquire certain assets of a seed business. It is anticipated that the transaction will be completed in October 1996.

     In consideration for the sale, transfer and conveyance of the assets, the Company and certain of its subsidiaries will pay a total of approximately $17.4 million (subject to adjustment), including (i) approximately $16.2 million in cash; and (ii) the assumption of accounts payable and other liabilities aggregating approximately $1.2 million.

                                 THE OFFERING


Shares of Common Stock to be offered:.....................  14,101,918 (1)

Class B Warrants to be offered:...........................   1,616,000

Class C Warrants to be offered:...........................   2,500,000

Shares of Common Stock issued and outstanding:

   Before the Offering as of October 7, 1996:.............  10,894,117

   After the Offering upon exercise or conversion
      of Securities offered hereby:.......................  23,128,159

(1) Includes (i) an aggregate of 1,867,876 shares of Common Stock currently outstanding; (ii) an aggregate of 2,500,000 shares of Common Stock issuable upon the exercise of 1,616,000 Class B Warrants and 884,000 Class C Warrants currently outstanding; (iii) 1,616,000 shares of Common Stock issuable upon exercise of Class C Warrants issuable upon exercise of currently outstanding Class B Warrants; (iv) an aggregate of 1,583,501 Shares issuable as of October 7, 1996 (subject to adjustment) upon the conversion of outstanding shares of Series B Convertible Preferred Stock ("Series B Preferred Shares"); (v) an aggregate of 4,711,416 Shares issuable as of October 7 1996 (subject to adjustment) upon the conversion of outstanding shares of Series C Convertible Preferred Stock ("Series C Preferred Shares"); (vi) 185,625 Shares issuable upon the exercise of Warrants issued to the placement agent of the Company's Series B Preferred Shares (the "Placement Agent's Warrants") and (vii) 1,637,500 Shares issuable upon the exercise of options originally issued under a consulting agreement dated January 5, 1996 (the "Consultant's Options").

Warrant
Terms:    Each redeemable Class B Warrant is exercisable at $5.00 for one share
-----
          of Common Stock and one redeemable Class C Warrant until January 17, 1997, and each Class C Warrant is exercisable at $7.50 for one share of Common Stock until January 17, 1998. The Board of Directors has the right to extend the exercise periods and/or reduce the exercise prices.

          The Warrants are subject to redemption on 30 days' prior written notice, for $.01 per Warrant. The Company reserves the right, however, to have standby purchasers of all unexercised Warrants on the redemption date exercise such Warrants and pay the exercise price to the Company without possession of the Warrant certificates during the two weeks following the redemption date. In turn, the Company will pay the $.01 redemption price to the registered holders of unexercised Warrants.

          The Company has no current plans, arrangements, agreements or understandings concerning such proposed standby purchasers, although the Company intends to redeem the Warrants prior to their expiration date. Management believes that existing warrant holders may seek to exercise any unexercised Warrants, held by others, as standby purchasers.

Use of
Proceeds: The Company will not receive any proceeds from the sale of the
--------
          Securities offered hereby, but will receive proceeds from the exercise of Warrants, Placement Agent's Warrants and Consultant's Options offered hereby. Although there can be no assurance that any of the Warrants will be exercised, if only the Class B Warrants were exercised at the current exercise price, the Company would receive gross proceeds of $8,080,000; but if all of the Warrants, including Warrants issuable upon exercise of outstanding Warrants, Placement Agent's Warrants and Consultant's Options were exercised, the Company would receive gross proceeds of $30,350,750. The gross proceeds will be used for potential acquisitions, repayment of bank indebtedness, offering expenses, working capital and general corporate purposes. See "Use of Proceeds."

Risk
Factors:  The Securities offered hereby are highly speculative and involve a
-------
          high degree of risk. The purchase of Securities offered hereby should be considered only by those persons who can afford a loss of their entire investment. See "Risk Factors."

                                 RISK FACTORS

     The Securities offered hereby involve a high degree of risk and should be purchased only by persons who can afford to risk the loss of their entire investment. In addition to other information contained in this Prospectus, prospective investors should carefully consider the following Risk Factors before making a decision to invest in the Company.

     This Prospectus contains, in addition to historical information, forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, the Company's lack of profitability, need to manage its growth, intense competition in the seed industry, need for additional financing, seasonality of quarterly results and the other risks discussed below, as well as those discussed elsewhere in this Prospectus.

     1.  Limited Operating History; No Assurance of Future Profitability.  The
         ---------------------------------------------------------------
Company did not generate significant revenues from ABT's formation in 1983 until its first acquisition effective January 1, 1995. While the Company's subsidiaries have operating histories, the Company itself has had a limited operating history. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a new business. Furthermore, the Company had net losses of $1,406,687 and $3,324,132 during the nine-month period ended June 30, 1995 ("Fiscal 1995") and the fiscal year ended June 30, 1996 ("Fiscal 1996"), respectively. There can be no assurance that the Company will be able to become profitable in the future.

     2.  Need to Manage Growth.  The Company has acquired all or a portion of
         ---------------------
ten regional seed companies since January 1995, anticipates closing an eleventh acquisition in October 1996 and intends to use a significant portion of the proceeds of this Offering to expand current levels of operations through additional acquisitions. The Company's success depends upon its ability to integrate the operations of its subsidiaries into a vertically integrated company. While each of the Company's subsidiaries has experience in marketing forage and/or turf grass seed, these companies operate in different geographic regions. Therefore, the Company's success depends on its ability to manage an effective national sales organization and national distribution of its seed inventory.

     In addition, successful expansion of the Company's operations will depend on, among other things, its ability to retain skilled management and other personnel on a regional and national level, secure adequate sources of seed on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to implement and improve operations, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its growth effectively, and failure to do so could have a material adverse effect on the Company's business and operating results.

     3.  Competition.  The seed industry and the field of agriculture technology
         -----------
are both highly competitive. Approximately 80% of the 2,000 United States seed companies are small family-owned companies. Most of the remaining companies, exclusive of the Company, are either multinational or large regional seed companies which have substantially greater financial resources than the Company has currently.

     Competition in the seed industry is based primarily on price and product performance. From time to time regional seed distributors will sell outside of their region to dump excess seed inventory resulting in fierce price cutting which could have an adverse effect on the Company's operations.

     4.  Dependence on Key Personnel.  The success of the Company is largely
         ---------------------------
dependent upon the personal efforts of Johnny R. Thomas, President, as well as each of the Company's four Vice Presidents, Scott J. Loomis, John C. Francis, Kathleen L. Gillespie and Henry A. Ingalls. While the Company has entered into employment agreements with each of these persons, should any of their services become unavailable for any reason, the location and hiring of a suitable replacement could be very difficult and have an adverse effect on the Company's business.

     5.  Cyclical Nature of Agricultural Products.  Agricultural products
         ----------------------------------------
including seed are generally cyclical in nature. Agricultural products are commodities subject to wide fluctuations in price based on supply of the products and demand for, in this case, the raw or processed seed. Furthermore, the demand for seed is dependent on the demand of farmers, which is influenced by the general farm economy. The production of seed is subject to a variety of nature's adversities including drought, wind, hail, disease, insects, early frost and numerous other forces that could adversely affect the growing of seed in any growing season and consequently the availability of the Company's product for sale. Weather affects commodity prices, seed yields and planting decisions by farmers.

     6.  Need for Additional Financing.  At June 30, 1996, the Company had an
         -----------------------------
accumulated deficit of $9,711,316 and working capital of $6,460,969. The Company had cash of $2,522,309 at June 30, 1996, and subsequently raised approximately $10 million before commissions of 13% in a Regulation D Private Placement, the proceeds of which were substantially earmarked for a pending acquisition. Therefore, without proceeds from the exercise of Warrants or other financing, the Company will be unable to fund the growth of its operations, unless the Company is able to generate sufficient positive cash flow from operations, of which there can be no assurance. If the Company is unable to generate a positive cash flow from operations, it may have to seek additional funds through equity financing, which may result in dilution to the then existing stockholders, or through bank or other borrowings. There can be no assurance that any such additional funds, if needed, will be available on terms acceptable to or affordable by the Company. See "Use of Proceeds."

     7.  Lack of Proprietary Rights.  While the Company possesses rights to
         --------------------------
various technologies, has one patent and will be able to maintain ownership of and control the use of its proprietary varieties though the Plant Variety Protection Act of 1970, there can be no assurance that the Company's competitors will not develop products that infringe upon the Company's proprietary rights.

     8.  Discretion by Management in Use of Proceeds.  The substantial portion
         -------------------------------------------
of the proceeds from the exercise of Warrants and options has been allocated to potential acquisitions and working capital purposes. Accordingly, the utilization of any proceeds realized by the Company from this Offering allocated to working capital will be entirely at the discretion of Management of the Company. See "Use of Proceeds."

     9.  Seasonality of Quarterly Results.  The seed business is highly
         --------------------------------
seasonal, and the Company's results of operations from quarter to quarter will not necessarily reflect the results for the entire year. The bulk of all seed sales occur between December and May. The Company's first two fiscal quarters beginning July 1st will normally be losses. Changes in climate can also affect delivery of seed and can cause a shift in sales between quarters.

     10. Control by Management and Current Stockholders.  As of October 7, 1996,
         ----------------------------------------------
Management of the Company beneficially owned 9,798,212 (approximately 52%) of the shares of the Company's Common Stock outstanding, giving effect to the exercise of each person's currently exercisable warrants and options. Accordingly, the Company's present Management may be able to effectively control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge or sell all of the assets of the Company and generally direct the affairs of the Company. See "Selling Stockholders."

     11. Blank Check Preferred Stock and Control of the Company.  The Company's
         ------------------------------------------------------
Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. As of October 7, 1996, the Company had 3,218 shares of Series B Convertible Preferred Stock issued and outstanding, convertible as of October 7, 1996, into 1,583,501 shares of Common Stock and 10,000 shares of Series C Convertible Preferred Stock issued and outstanding, convertible as of October 7, 1996, into 4,711,416 shares of Common Stock. These shares of Preferred Stock are convertible based upon current market prices at the time of conversion. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series B and Series C Preferred Stock is subject to increase in the event the Company's Common Stock price declines in the future, thereby diluting the interests of current stockholders.

     Although there are no present plans, agreements, commitments or undertakings with respect to the Company's issuance of any additional shares of Preferred Stock, any such issuances may be deemed to be an anti-takeover device which could be utilized as a method of discouraging, delaying or preventing a change in control of the Company or to dilute the public ownership of the Company and give additional control of the Company to current Management at any time. See "Description of Securities-Preferred Stock."

     12. Adverse Effect of Potential Future Sales of Common Stock Under Rule 144
         -----------------------------------------------------------------------
or this Registration Statement.  Of the Company's 10,894,117 issued and
------------------------------
outstanding shares of Common Stock as of October 7, 1996, approximately 1,290,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act and are not currently eligible for sale under the Securities Act, but are being registered for resale as part of this Prospectus. The Company is unable to predict the effect that sales made pursuant to this Registration Statement, Rule 144, or otherwise, may have on the then existing market price of the Company's securities. Nevertheless, the possibility exists that the sale of any of these securities, or even the potential of such sales, may be expected to have a depressive effect on the price of the Company's securities in any public trading market. This could impair the Company's ability to raise additional equity capital. See "Description of Securities - Shares Eligible for Future Sale" and "Selling Stockholders."

     13. No Dividends.  The Company has not paid any dividends and does not
         ------------
expect to declare or pay any cash or other dividends in the foreseeable future.

     14. Public Market Risks; Determination of Price; Possible Volatility of
         -------------------------------------------------------------------
Securities Prices. Prior to this Offering there has been no trading market for
-----------------
the Warrants and the exercise prices of the Warrants were arbitrarily determined by the Company. There can be no assurance that a market for the Warrants will develop. The Company's Common Stock has traded on Nasdaq SmallCap Market since May 24, 1995, and there can be no assurance that a regular trading market will be sustained. Purchasers of the Securities may have difficulties in selling their Common Stock or Warrants should they desire to do so. The market price for the Company's securities following this Offering may be highly volatile. Factors such as the Company's financial results, financing efforts, introduction of new products in the marketplace, and various factors affecting the agricultural industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations and volatility which have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations, or general economic and market trends, could adversely affect the price of the Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In that event, the price of the Company's Common Stock would likely be materially adversely affected.

     15. Inability to Exercise Warrants.  The Company intends to qualify the
         ------------------------------
sale of the Shares and Warrants in a limited number of states. Although certain exemptions in the securities ("blue sky") laws of certain states might permit Warrants to be transferred to purchasers in states other than in which the Securities were initially qualified, the Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption (e.g., private placement) from qualification is available or unless the issuance of shares of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualifications of the issuance of such shares of Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance that the Company will be able to have a prospectus in effect when the holders of the Warrants desire to exercise them, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities - Warrants."

     16.  Potential Adverse Effect of Redemption of Warrants.  The Warrants may
          --------------------------------------------------
be redeemed by the Company at any time upon notice of not less than 30 days, at a price of $.01 per Warrant. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is expected to be substantially less than the market value of the Warrants at the time of redemption.

     In addition, the Company has reserved the right to have standby purchasers of all unexercised Warrants on the redemption date exercise such Warrants without possession of the Warrant certificates with the registered holders of unexercised Warrants receiving the $.01 redemption price per warrant. If the Warrants are exercised by standby purchasers the registered holders will be diluted. Although the Company intends to redeem the Warrants prior to their expiration date, the Company has no current plans, arrangements, agreements or understandings concerning such proposed standby purchasers.

     17.  Effect of Outstanding Derivative Securities and Registration Rights.
          -------------------------------------------------------------------
The Company had outstanding as of October 7 1996, options to purchase an aggregate of 7,389,000 shares of Common Stock exercisable at various prices from $1.81 to $4.06 per share; 1,616,000 Class B Warrants exercisable until January 17, 1997; 2,500,000 Class C Warrants exercisable until January 17, 1998; Placement Agent Warrants to purchase 185,625 shares of Common Stock; 3,218 Series B Preferred Shares and 10,000 Series C Preferred Shares convertible, as of October 7, 1996, into 1,583,501 and 4,711,416 shares of Common Stock, respectively.

     During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase Common Stock at prices substantially below the then current market price of the Company's Common Stock with a resultant dilution in the interests of the existing stockholders. The holders of the Company's derivative securities may be expected to exercise their rights to acquire Common Stock at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Stock by holders of such securities pursuant to a registration statement, including the one for the Shares offered hereby, effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Description of Securities" and "Shares Eligible for Future Sale."

     18.  Disclosure Relating to Low-Priced Stocks; Restrictions on Resales of
          --------------------------------------------------------------------
Low-Priced Stocks and Restrictions on Broker-Dealer Sales.  In the event that
---------------------------------------------------------
the Company's Common Stock was no longer traded on the Nasdaq SmallCap Market in the future, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. In addition, the Company would be subject to Rule 15g-9 (the "Rule") promulgated under the Securities Exchange Act of 1934, which imposes various sales practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of stockholders to sell the Company's securities in the secondary market and otherwise affect the trading market in the Common Stock.


                                USE OF PROCEEDS

     The Company will not receive the proceeds of sales of the Shares by the Selling Stockholders. However, the Class B Warrants, Class C Warrants, the Placement Agent's Warrants, and the Consultant's Options, if exercised in full, would result in the Company receiving aggregate cash of $30,350,750 consisting of $8,080,000, $18,750,000, $556,875, and $2,963,875, respectively. The Company will use the proceeds from the payment of the respective exercise prices for potential acquisitions, repayment of bank indebtedness, offering expenses, working capital and general corporate purposes. The Company has no plans, agreements, understandings or arrangements with respect to any such potential acquisition, since its currently pending acquisition will not be funded with proceeds from this Offering. There can be no assurance that the Company will be able to make any acquisition.

                             SELLING STOCKHOLDERS

     An aggregate of 4,116,000 Shares are issuable to certain Selling Stockholders upon exercise of Class B and Class C Warrants outstanding and/or reserved for issuance upon exercise of outstanding Class B Warrants: 1,583,501 shares are issuable upon conversion of 3,218 Series B Preferred Shares and 4,711,416 Shares are issuable upon conversion of 10,000 Series C Preferred Shares outstanding as of October 7, 1996, based on current prices for ABT Common Stock and subject to adjustment for payment-in-kind premiums at conversion, as well as for changes in the number of shares issuable at the time of conversion based on the applicable conversion formula; 556,433 Shares were acquired in a private placement or from a former affiliate of the Company in connection with the Company's acquisition of ABT(Nevada); 185,625 Shares are issuable upon exercise of warrants ("Placement Agent's Warrants") issued to Zanett Capital, Inc., the placement agent of the Company's Series B Preferred Share offering; 162,343 Shares are held by Research Seeds, Inc., a Missouri corporation, which acquired the Shares from the Company in May 1996 in exchange for the assets of Beachley-Hardy Seed; 15,000 Shares are held by Snow Becker Krauss P.C., counsel to the Company, which Shares were acquired in payment of legal fees; an aggregate of 362,500 Shares are held by Unicorn Trust (110,000 Shares) and Helen Arman (252,500 Shares), which Shares were acquired upon exercise of stock options; 1,637,500 Shares are issuable upon exercise of stock options (the "Consultant's Options") originally issued to Liviakis Financial Communications, Inc. ("LFC") and Robert B. Prag ("Prag"), an officer of LFC, under a consulting agreement dated January 5, 1996 by and between LFC and the Company, of which 1,550,000 options were subsequently transferred to third parties and 450,000 options were retained by LFC and Prag; and 562,500 Shares held by LFC and 187,500 Shares held by Prag which were received under an Exchange Agreement dated August 6, 1996 (the "Exchange Agreement") by and among LFC, Prag, John M. Liviakis and the Company.

     The following table sets forth information as of October 7, 1996 based on information obtained from the Selling Stockholders named below, with respect to the beneficial ownership of Shares and Warrants being registered hereunder; the number of Shares and Warrants known to the Company to be held by each; the number of Shares and Warrants to be sold by each; and the percentage of outstanding shares of Common Stock beneficially owned by each, before this offering and assuming that no Shares and Warrants will be owned after this offering.


                                        Number of                                        Number of                    Percentage of
                                        Shares of        Number of       Number of        Warrant       Number of     Common Stock
                                       Common Stock      Warrants        Shares to        Shares        Warrants      Owned Before
Name                                     Owned(1)        Owned          be Sold (2)     to be Sold     to be Sold     Offering (3)
----                                   ------------      ---------      -----------     ----------     ----------     ------------

Johnny R. Thomas(4)(5)                 3,556,497 (6)     1,434,790             -0-       1,434,790      1,434,790        26.7%

John C. Francis (5)(7)                 2,118,655 (8)       778,840             -0-         778,840        778,840        16.7%

Scott J. Loomis (9)                   1,803,060 (10)       562,040         240,333         562,040        562,040        14.5%
5840 N. Genematas
Tucson, AZ  85704

AgriResearch and
Development, Inc.                        21,260 (11)        21,260             -0-          21,260         21,260          *

Helen Arman                             484,500 (12)       182,000         302,500         182,000        182,000         4.4%


                                        Number of                                        Number of                     Percentage of
                                        Shares of         Number of       Number of       Warrant       Number of      Common Stock
                                       Common Stock        Warrants       Shares to       Shares         Warrants      Owned Before
Name                                     Owned(1)           Owned        be Sold (2)    to be Sold      to be Sold     Offering (3)
----                                   ------------       ---------      -----------    ----------      ----------     ------------

Strategic Resources                       3,200                 -0-           3,200           -0-            -0-             *
  Management, Inc.

Aqumulate Ltd.                           50,000(13)          50,000             -0-        50,000         50,000             *

Kaidon Financial
Company                                  25,000(14)          25,000             -0-        25,000         25,000             *

Morton Karper                            50,000(13)          50,000             -0-        50,000         50,000             *

The Unicorn Trust                       345,120(15)         235,120         110,000       235,120        235,120           3.1%

Ronald Liebmann                          25,000(16)          25,000             -0-        25,000         25,000             *

Clara J. Worth                           27,600(17)          17,600          10,000        17,600         17,600             *

Charles J. Albus                          2,500                 -0-           2,500           -0-            -0-             *

John Albus                                  250                 -0-             250           -0-            -0-             *

Joshua Albus                                100                 -0-             100           -0-            -0-             *

Laura Albus                                 250                 -0-             250           -0-            -0-             *

Lorraine Albus                            2,500                 -0-           2,500           -0-            -0-             *

Mark Albus                                  100                 -0-             100           -0-            -0-             *

Susan Albus                                 500                 -0-             500           -0-            -0-             *

Carolee Allen                               500                 -0-             500           -0-            -0-             *

Paula Gunn Allen                          1,000                 -0-           1,000           -0-            -0-             *

Sulieman A. Allen                           250                 -0-             250           -0-            -0-             *

Thomas Allen                                500                 -0-             500           -0-            -0-             *

Jennifer Baker                              500                 -0-             500           -0-            -0-             *

Roxie Baker                             337,500(36)             -0-         337,500           -0-            -0-           3.1%

Samantha Baker                              500                 -0-             500           -0-            -0-             *

Sarah Baker                                 500                 -0-             500           -0-            -0-             *

Isidore A. Becker                       224,000(18)         224,000             -0-       224,000        224,000           2.0%

Laura Lee Brown                             250                 -0-             250           -0-            -0-             *

Anthony Conforti                          1,000                 -0-           1,000           -0-            -0-             *

Jeff Cottom                                 250                 -0-             250           -0-            -0-             *

Paulette Cottom                             250                 -0-             250           -0-            -0-             *

Sami Jo Cottom                              100                 -0-             100           -0-            -0-             *

Karen Fabian                            200,000(19)         200,000             -0-       200,000        200,000           1.8%

Briget A. Francis  (20)                   5,000                 -0-           5,000           -0-            -0-             *

Karrina N. Francis (20)                   4,500                 -0-           4,500           -0-            -0-             *

Lee Francis, III                            500                 -0-             500           -0-            -0-             *

Lee Francis, IV                             250                 -0-             250           -0-            -0-             *

Mary Francis                                500                 -0-             500           -0-            -0-             *

Siobhan Gray                                500                 -0-             500           -0-            -0-             *

Alice A. Hamm                             1,000                 -0-           1,000           -0-            -0-             *

Leon Herried                              2,800(21)             -0-           1,500           -0-            -0-             *


                                        Number of                                        Number of                    Percentage of
                                        Shares of        Number of       Number of        Warrant       Number of     Common Stock
                                       Common Stock      Warrants        Shares to        Shares        Warrants      Owned Before
Name                                     Owned(1)        Owned          be Sold (2)     to be Sold     to be Sold     Offering (3)
----                                   ------------      ---------      -----------     ----------     ----------     ------------

Genova Keith                              1,000               -0-           1,000             -0-            -0-             *

Jack Klein                                1,000               -0-           1,000             -0-            -0-             *

Jeffrey Klein                             1,000               -0-           1,000             -0-            -0-             *

Christie Kurtz                            4,400               -0-           4,400             -0-            -0-             *

Linda Loomis                             90,000               -0-          90,000              -0            -0-             *
Rev. Trust

Ruth Lytle                               17,100(22)           -0-          16,500             -0-            -0-             *

Manzano Limited
Partnership                             420,000(23)        20,000         400,000          20,000         20,000           3.7%

Christian Nieto                             500               -0-             500             -0-            -0-             *

Gary Regner                               4,900(21)           -0-           3,600             -0-            -0-             *

Henry Sartorio                            9,525(24)         6,350             -0-           6,350          6,350             *

Andrew Daniel Sauter                        500               -0-             500             -0-            -0-             *

Libby Jean Sauter                           500               -0-             500             -0-            -0-             *

Lorena Segovia-Frias                        500               -0-             500             -0-            -0-             *

Clifford P. Shoemaker, II                   500               -0-             500             -0-            -0-             *

Gustav Swanquist                            500               -0-             500             -0-            -0-             *

Karine Swanquist                            250               -0-             250             -0-            -0-             *

Kathleen Swanquist                          500               -0-             500             -0-            -0-             *

Kristin Swanquist                           250               -0-             250             -0-            -0-             *

Linea Swanquist                             250               -0-             250             -0-            -0-             *

Estal Thomas                              2,000               -0-           2,000             -0-            -0-             *

Ester Thomas                              2,000               -0-           2,000             -0-            -0-             *

Linda Thomas                              1,000               -0-           1,000             -0-            -0-             *

Danny Thomas                            200,000(25)           -0-         200,000             -0-            -0-           1.8%

Estelle Weber                               500               -0-             500             -0-            -0-             *

Benjamin M. Whitten                         100               -0-             100             -0-            -0-             *

Christopher D. Whitten                      100               -0-             100             -0-            -0-             *

Clyde D. Whitten                            250               -0-             250             -0-            -0-             *

Leslie D. Whitten                           250               -0-             250             -0-            -0-             *

Christian Winfield                          500               -0-             500             -0-            -0-             *

Keegan Winfield                             500               -0-             500             -0-            -0-             *

Tammie Winfield                         489,000(26)       284,000         205,000         284,000        284,000           4.3%

Reesor G. Woodling (27)                 165,000               -0-         165,000             -0-            -0-           1.5%

Zannett Capital, Inc.                   185,625(28)           -0-         185,625             -0-            -0-           1.7%

Research Seeds, Inc.                    162,343(29)           -0-         162,343             -0-            -0-           1.5%

Snow Becker
Krauss P.C.(30)                          15,000               -0-          15,000             -0-            -0-             *


                                        Number of                                        Number of                    Percentage of
                                        Shares of        Number of       Number of        Warrant       Number of     Common Stock
                                       Common Stock      Warrants        Shares to        Shares        Warrants      Owned Before
Name                                     Owned(1)        Owned          be Sold (2)     to be Sold     to be Sold     Offering (3)
----                                   ------------      ---------      -----------     ----------     ----------     ------------

Liviakis Financial
Communications, Inc.                     762,500(31)           -0-          875,000            -0-          -0-           6.9%
2118 P Street, Suite 3
Sacramento, CA  95816

Robert B. Prag                           287,500(32)           -0-          325,000            -0-          -0-           2.6%

The Tail Wind Fund Ltd.                  231,685(33)           -0-          143,382            -0-          -0-           2.1%

Zannett Lombardier, Ltd.                 300,979(33)           -0-          230,197            -0-          -0-           2.7%
                                                (34)

Capital Ventures                         738,569(33)           -0-          738,569            -0-          -0-           6.3%

Woody Gundy London                       368,802(33)           -0-          368,802            -0-          -0-           3.3%

Halifax Fund, L.P.                       290,149(33)           -0-          196,695            -0-          -0-           2.6%

RBB Bank
Aktiengesellschaft                     1,414,625(34)           -0-        1,414,625            -0-          -0-          11.5%

Plaza Corp
Investments Ltd.                         330,080(34)           -0-          330,080            -0-          -0-           2.9%

Van Moer Santerre                        188,617(34)           -0-          188,617            -0-          -0-           1.7%

RJ Cole Financial
Consulting Ltd.                           51,870(34)           -0-           51,870            -0-          -0-             *

Jay A. Smith                              94,309(34)           -0-           94,309            -0-          -0-             *

Buchanan Partners Ltd.                   235,977(34)           -0-          235,977            -0-          -0-           2.1%

Buchanan Fund Ltd.                       235,977(34)           -0-          235,977            -0-          -0-           2.1%

Busschaert Co. BVBA-Klein                188,782(34)           -0-          188,782            -0-          -0-           1.7%

Christiania Funds                         94,288(34)           -0-           94,288            -0-          -0-             *

The Bridge Fund                           23,578(34)           -0-           23,578            -0-          -0-             *

H&H Fine Art Company, Inc.                51,870(34)           -0-           51,870            -0-          -0-             *

Intercontinental
Investments Ltd.                          67,331(34)           -0-           67,331            -0-          -0-             *

FirmCorp. Equities, Ltd.                  94,293(34)           -0-           94,293            -0-          -0-             *

Windward Island Ltd.                     329,412(34)           -0-          329,412            -0-          -0-           2.9%

Gross Foundation, Inc.                   235,000(34)           -0-          235,000            -0-          -0-           2.1%

Libertyview Plus Fund                    141,031(34)           -0-          141,031            -0-          -0-           1.3%

Libertyview Fund, LLC                     47,011(34)           -0-           47,011            -0-          -0-             *

Paresco, Inc.                            329,071(34)           -0-          329,071            -0-          -0-           2.9%

Arbinter-Omnivalor
S.A. B17                                 139,056(34)           -0-          139,056            -0-          -0-           1.3%

Faisal Finance                           235,257(34)           -0-          235,257            -0-          -0-           2.1%

Banco Cooperative
Costarricense, RL                         89,837(34)           -0-           89,837            -0-          -0-             *

                                        Total:            4,116,000       9,985,918       4,116,000(35)  4,116,000
                                                          =========       =========       =========      =========
-----------------------

*    Less than 1% of the outstanding common stock of the Company.

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that the exercisable and convertible Securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised.

(2)  Does not include Warrant Shares to be sold.

(3) Based on 10,894,117 shares of Common Stock issued and outstanding as of October 7, 1996. Assumes the full sale of the Securities held by each person and that such person will not own any Securities following this Offering.

(4) Johnny R. Thomas is the President, Chief Executive Officer and a Director of the Company.

(5) This person's address is c/o the Company, 2700 Sunset Road, Suite C-25, Las Vegas, Nevada 89120.

(6) Includes 1,000,000 shares underlying options currently exercisable (900,000 for cash only), 567,395 currently exercisable Class B Warrants, 300,000 currently exercisable Class C Warrants and 567,395 issuable Class C Warrants (each Class B Warrant is exercisable for one share of Common Stock and one Class C Warrant). Does not include 10,000 currently exercisable Class B Warrants and 10,000 issuable Class C Warrants and 400,000 Stock Options held by Manzano Limited Partnership, a family limited partnership established for Dr. Thomas' estate planning purposes of which Dr. Thomas is a partner and all of which shares he disclaims beneficial ownership.

(7)  John C. Francis is Vice President, Secretary and a Director of the Company.

(8) Includes 1,000,000 shares underlying options currently exercisable (900,000 for cash only), 314,420 currently exercisable Class B Warrants, 150,000 currently exercisable Class C Warrants and 314,420 issuable Class C Warrants.

(9)  Scott J. Loomis is a Vice President and a Director of the Company.

(10) Includes 1,000,000 shares underlying options currently exercisable (900,000 for cash only), and 281,020 currently exercisable Class B Warrants and 281,020 issuable Class C Warrants. Also includes 2,500 shares held in trust for Mr. Loomis' minor children.

(11) Includes 10,630 currently exercisable Class B Warrants and 10,630 issuable Class C Warrants.

(12) Includes 16,000 currently exercisable Class B Warrants, 150,000 currently exercisable issuable Class C Warrants and 16,000 issuable Class C Warrants and 50,000 shares underlying stock options.

(13) Includes 25,000 currently exercisable Class B Warrants and 25,000 issuable Class C Warrants.

(14) Includes 12,500 currently exercisable Class B Warrants and 12,500 issuable Class C Warrants.

(15) Includes 117,560 currently exercisable Class B Warrants and 117,560 issuable Class C Warrants.

(16) Includes 12,500 currently exercisable Class B Warrants and 12,500 issuable Class C Warrants. Also excludes 20,000 shares held in Mr. Liebmann's pension account in the name of Wertheim & Co. Retirement.

(17) Includes 8,800 currently exercisable Class B Warrants and 8,800 issuable Class C Warrants.

(18) Includes 112,000 currently exercisable Class B Warrants and 112,000 issuable Class C Warrants.

(19) Includes 100,000 currently exercisable Class B Warrants and 100,000 issuable Class C Warrants.

(20) Briget A. Francis and Karrina N. Francis are the wife and daughter, respectively, of John C. Francis, the Company's Vice President.

(21) Includes 1,300 shares underlying stock options.

(22) Includes 12,000 shares of Common Stock to vest in monthly increments through March 31, 1997 pursuant to this person's employment agreement and 600 shares underlying stock options.

(23) Includes 10,000 currently exercisable Class B Warrants and 10,000 issuable Class C Warrants and 400,000 shares underlying stock options.

(24) Includes 3,175 currently exercisable Class B Warrants and 3,175 issuable Class C Warrants.

(25) Includes 200,000 shares underlying stock options.

(26) Includes 284,000 currently issuable Class C warrants and 200,000 shares underlying stock options.

(27) Reesor G. Woodling is a former Director of the Company.

(28) These shares are issuable upon exercise of the Placement Agent's Warrants issued pursuant to a Consulting Agreement dated March 8, 1996 concerning the Company's Series B Convertible Preferred Stock private placement. Does not include 70,782 shares of Common Stock owned of record by an affiliate of Zanett Capital, Inc. and 230,197 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by that affiliate.

(29) These shares were acquired from the Company in May 1996 in exchange for the assets of Beachley-Hardy Seed, a division of Research Seeds, Inc.

(30) This entity is counsel to the Company.

(31) Includes 200,000 shares issuable upon exercise of Consultant's Options, issued pursuant to a Consulting Agreement dated January 5, 1996 by and between the Company and Liviakis Financial Communications, Inc. Excludes 112,500 shares underlying options which are not currently exercisable.

(32) Includes 100,000 shares underlying stock options. Excludes 37,500 shares underlying options which are not currently exercisable.

(33) Issuable upon conversion of Series B Preferred Stock outstanding as of October 7, 1996, based on current prices for Common Stock, and subject to adjustment for payment in kind premiums. Premiums payable as of October 7, 1996 are included. Convertibility is subject to the limitation that, upon conversion, the person may hold no more than 4.9% of the outstanding Common Stock.

(34) Issuable upon conversion of Series C Preferred Stock outstanding as of October 7, 1996, based on current prices for Common Stock, and subject to adjustment for payment in kind premiums. Premiums payable as of October 7, 1996 are included. Convertibility is subject to the limitation that, upon conversion, the person may hold no more than 4.99% of the outstanding Common Stock.

(35) Includes 4,116,000 Shares underlying 1,616,000 currently outstanding Class B Warrants, 884,000 currently outstanding Class C Warrants and 1,616,000 issuable Class C Warrants.

(36) Includes 337,500 shares underlying stock options.

                           DESCRIPTION OF SECURITIES

Authorized

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. The Company has designated 10,000 shares of Series B Convertible Preferred Stock of which 3,218 shares were issued and outstanding as of October 7, 1996 and 15,000 shares of Series C Convertible Preferred Stock of which 10,000 shares were issued and outstanding as of October 7, 1996. The following summary description of the Company's Common Stock and Warrants registered hereby is qualified in its entirety by reference to the Company's Certificate of Incorporation, Certificates of Designation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

     All of the 10,894,117 shares of Common Stock issued and outstanding as of October 7, 1996 and those issuable upon exercise and payment for the Warrants are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially hold 9,798,212 shares (52%) giving full effect to the exercise of their Warrants, as of the date hereof, prior to any sales by them, and accordingly they may be able to elect all of the Company's directors prior to their selling any shares of Common Stock.

Class B and C Warrants

     The Board of Directors has authorized the issuance of an aggregate of 5,000,000 Class B and Class C Common Stock purchase warrants, to purchase an equal number of shares of Common Stock. The following statements are brief summaries of certain provisions of the Class B and Class C Warrants (collectively, the "Warrants") which are issued in registered form under, governed by and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and Corporate Stock Transfer, Inc. as warrant agent (the "Warrant Agent"). Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent.

     The Warrants consist of: (i) 2,500,000 authorized redeemable Class B Common Stock Purchase Warrants (1,616,000 of which are outstanding) each entitling the holder thereof to purchase one share of Common Stock and one redeemable Class C Common Stock Purchase Warrant for $5.00, subject to adjustment and/or redemption, until January 17, 1997, and (ii) 2,500,000 authorized redeemable Class C Common Stock Purchase Warrants (884,000 of which are outstanding and 1,616,000 of which are issuable upon exercise of Class B Warrants) each entitling the holder thereof to purchase one share of Common Stock at $7.50 per share, subject to adjustment and/or redemption until January 17, 1998. The Board of Directors has the authority to extend the exercise periods and/or reduce the exercise prices.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of Warrants in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers and similar transactions. A Warrant holder will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     The Warrants are subject to redemption on 30 days' prior written notice for $.01 per share. The Company reserves the right, however, to have standby purchasers of all unexercised Warrants on the redemption date exercise such Warrants and pay the exercise price to the Company without holding Warrant certificates during the two week period following the redemption date. In turn, the Company will pay the redemption price to the registered holders of unexercised Warrants. While the Company intends to redeem its Warrants prior to their expiration, it has no current plans, arrangements, agreements or understandings concerning such proposed standby purchasers.

     The Company is required to have a current registration statement on file with the Commission, such as the one of which this Prospectus is a part, and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of the Warrants and the resale of the Common Stock issued upon such exercise. The Company has agreed to keep current the registration statement of which this Prospectus is a part and to effect appropriate action under applicable state securities laws. Nevertheless, the inability for any reason to maintain a current Prospectus, may cause the exercise of the Warrants and resale or other disposition of the underlying Common Stock to be effected under circumstances which do not comply with applicable securities laws.

     Warrants are generally more speculative than shares of common stock which are purchasable upon the exercise thereof. Historically, the percentage increase or decrease in the market price of a warrant has tended to be greater than the percentage increase or decrease in the market price of the underlying common stock. A warrant may become valueless, or of reduced value, if the market price of the common stock decreases, or increases only modestly, over the term of the warrant. There is no current public market for the Warrants and there is no assurance that one will ever develop.

REGISTRAR, TRANSFER AGENT AND WARRANT AGENT

     The Registrar and Transfer Agent for the Company's Common Stock and the Warrant Agent for its Warrants, is Corporate Stock Transfer, Inc., Denver, Colorado.

SHARES ELIGIBLE FOR FUTURE SALE

     Of the Company's 10,894,117 issued and outstanding shares of Common Stock as of October 7, 1996, approximately 1,290,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act, and are not eligible for sale under the Securities Act, but are being registered hereby.

     The Company is unable to predict the effect that sales made pursuant to this Registration Statement, Rule 144, or otherwise, may have on the then existing market price of the Company's securities. Nevertheless, the possibility exists that the sale of any of these Securities, or even the potential of such sales, may have a depressive effect on the price of the Company's securities in any public trading market. See "Selling Stockholders."

                             PLAN OF DISTRIBUTION

     The Securities may be sold from time to time directly by the Selling Stockholders and/or by their transferees and not for the account of the Company. Alternatively, the Selling Stockholders may from time to time offer the Securities through underwriters, dealers or agents. The distribution of the Securities by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market including ordinary broker's transactions, privately negotiated transactions, pledges, or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

     The Selling Stockholders, their transferees, intermediaries and pledgees through whom the Securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1993, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. Registration of a portion of the Securities is being made pursuant to agreements with the Company pursuant to which the Company will pay all expenses incident to the offering and sale of the Securities to the public except as described hereinafter. The Company will not pay the exercise prices of options and warrants and, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

     The sale of the Securities is subject to the Prospectus delivery and other requirements of the Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Securities to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person engaged in a distribution of the Securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of Securities by the Selling Stockholders.

                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 15,000 shares of the Company's Common Stock included under "Selling Stockholders."

                                    EXPERTS

     The consolidated financial statements of AgriBioTech, Inc. and subsidiaries as of June 30, 1996 and June 30, 1995 and for the year ended June 30, 1996 and the nine-month period ended June 30, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
-------   -------------------------------------------

     The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:


     SEC Filing Fee....................    $ 7,388.73
     Printing and Engraving Expenses...      5,000.00
     Legal Fees and Expenses...........     20,000.00
     Accounting Fees and Expenses......      5,000.00
     Miscellaneous.....................      2,611.27
                                           ----------

          Total:.......................    $40,000.00
                                           ==========

Item 15.  Indemnification of Directors and Officers
-------   -----------------------------------------

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

Section 78.751:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752:

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS [The Nevada Revised Statutes].

     Article VI of the Registrant's Bylaws provides as follows:

                                Indemnification
                                ---------------

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16.  EXHIBITS, LIST AND REPORTS ON FORM 8-K

     (a)  Exhibits


Exhibit No.    Description
-----------    -----------
4.1            Form of Class B Warrant Certificate. (1)

4.2            Form of Class C Warrant Certificate. (1)

5.1            Securities opinion of Snow Becker Krauss P.C.*

23.1           Consent of KPMG Peat Marwick LLP.*

23.2 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

24.1           Power of Attorney (on signature page)

___________________

(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.

*    Filed with this Registration Statement.

Item 17.  Undertakings
-------   ------------

     The Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 11, 1996.

                                           AGRIBIOTECH, INC.


                                           By: /s/ Johnny R. Thomas
                                               -----------------------------
                                               Johnny R. Thomas, President


                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Johnny R. Thomas or Henry A. Ingalls as his attorneys-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Johnny R. Thomas       President (Principal Executive Officer)   October 11, 1996
------------------------   and Director
Johnny R. Thomas


 /s/ Henry A. Ingalls      Vice President and Treasurer (Principal   October 11, 1996
------------------------   Financial and Accounting Officer)
 Henry A. Ingalls

 /s/ Scott J. Loomis       Vice President and Director               October 11, 1996
------------------------
 Scott J. Loomis

 /s/ John C. Francis       Vice President, Secretary and Director    October 11, 1996
------------------------
 John C. Francis

 /s/ Kent Schulze          Director                                  October 11, 1996
------------------------
 Kent Schulze

 /s/ Bryon D. Ford         Director                                  October 11, 1996
------------------------
 Byron D. Ford